Exhibit 99.1

Resources Global Professionals Announces 10% Increase in Quarterly Dividend and Dividend Payment Date

IRVINE, Calif.--(BUSINESS WIRE)--August 2, 2016--Resources Global Professionals (“RGP”), the operating subsidiary of Resources Connection, Inc. (NASDAQ: RECN), announced today that its Board of Directors has approved a 10% increase in its cash dividend to $0.11 per share, payable on September 21, 2016 to all shareholders of record on August 24, 2016.

ABOUT RGP

RGP, the operating subsidiary of Resources Connection, Inc. (NASDAQ: RECN), is a multinational professional services firm that helps business leaders execute internal initiatives. Partnering with business leaders, we drive internal change across all parts of a global enterprise – accounting; finance; governance, risk and compliance; corporate advisory, strategic communications and restructuring; information management; human capital; supply chain management; and legal and regulatory.

RGP was founded in 1996 within a Big Four accounting firm. Today, we are a publicly traded company with over 3,200 professionals, annually serving over 1,800 clients around the world from 68 practice offices.

Headquartered in Irvine, California, RGP has served 86 of the Fortune 100 companies.

The Company is listed on the NASDAQ Global Select Market, the exchange’s highest tier by listing standards. More information about RGP is available at http://www.rgp.com. (RECN-F)

CONTACT:
Resources Global Professionals
Analyst Contact:
Nate Franke, CFO
(US+) 1-714-430-6500
nfranke@rgp.com
or
Media Contact:
Michael Sitrick
(US+) 1-310-788-2850
mike_sitrick@sitrick.com